For further information contact:
John W. Bordelon, President and CEO
(337) 237-1960

Release Date: May 12, 2020
For Immediate Release

HOME BANCORP NAMES JOHN W. BORDELON CHAIRMAN

Lafayette, La. – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), and Home Bank, N.A. (the “Bank”), the Company’s wholly-owned subsidiary, (www.home24bank.com), announced today that the Company’s Board of Directors has elected John W. Bordelon as Chairman. Bordelon has served as President and Chief Executive Officer of the Company since its inception in October 2008 and in the same role for the Bank since 1993.

“John has done a tremendous job leading Home Bank over the past decades,” stated Chris P. Rader, Chairman of the Company’s Corporate Governance and Nominating Committee. “His ability to attract and develop an incredibly talented team of bankers has ensured that our company is able to deliver a high level of service to our customers.”

“As Board Chair, John understands the importance of providing sound governance and risk oversight,” continued Mr. Rader. “His vast banking experience provides our Board with the key leadership insights banks need during these ever-changing and challenging times.”

Bordelon joined Home Bank in 1981 and served in several leadership positions prior to being promoted to President and CEO. He has served on the Board of Directors for Community Foundation of Acadiana, Southwest Medical Center, United Way of Acadiana, Louisiana Open, Ascension Day School, Women’s and Children’s Hospital and the University of Louisiana’s Athletic Foundation Advisory Committee. He was Chairman of the Greater Lafayette Chamber of Commerce and co-founded the Ragin Cajun Athletic Foundation.

“I’m honored to have been chosen by my colleagues to lead our Board of Directors,” said Mr. Bordelon, “It is due to their leadership and the tremendous work of our employees that we have such a strong company. We are committed like never before to taking Home Bank to even greater heights by creating exceptional customer experiences day after day.”

As previously indicated, Michael P. Maraist, the former Chairman of the Board, retired from the Boards of Directors of the Company and Bank in accordance with the mandatory retirement provision of the Company’s Bylaws. He will serve as Director Emeritus of the Home Bank Board of Directors.
“We are deeply grateful to Mike Maraist for his years of service leading our Board of Directors,” continued Bordelon. “He led the Board through our IPO and the substantial growth that followed. Even though he’s retired as a director, he will be available as Director Emeritus to continue to offer his wise counsel to our team.”

About Home Bank, N.A.
Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish. Through the years, we’ve expanded to serve markets in South Louisiana and Mississippi: Acadiana, Baton Rouge, New Orleans, the Northshore of Lake Pontchartrain, St. Martin and Jeff Davis Parishes, as well as Natchez and Vicksburg.

With 40 locations across South Louisiana and Western Mississippi, Home Bank is committed to serving the needs of our communities. Personal banking has always been Home Bank’s trademark and that tradition continues as we grow, invest and serve our clients and community. We live our values each day, focusing on integrity, innovation and a commitment to serving others. For more information about Home Bank, visit www.home24bank.com.